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                                                                    EXHIBIT 23.5

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Dana Corporation of our report dated October 3, 1997, which appears on page 33 of the 1997 Annual Report of Echlin Inc., which is incorporated by reference in its Annual Report on Form 10-K for the year ended August 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 12 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Price Waterhouse LLP
Stamford, Connecticut
May 12, 1998